Exhibit 22.1

                                  SUBSIDIARIES


                                                                Jurisdiction of
             Name                                                Incorporation
             ----                                                -------------

Stratford American Car Rental Systems, Inc.                         Arizona
Stratford American Properties Corporation                           Arizona
Stratford American Resource Corporation                             Texas
Stratford American Gold Venture Corporation                         Arizona
Stratford American Energy Corporation                               Oklahoma
Stratford American Oil and Gas Corporation Arizona                  Arizona
Cygnus Development Corporation                                      Arizona

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